Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Acquisition, Operating Performance, Lower Effective Tax Rate Contribute to Ball’s Solid First Quarter Results

Summary
● Q1 earnings of 84 cents (reported)/ 85 cents (non-GAAP) include effect of business consolidation costs, tax benefits realized on foreign investment

● Comparable results exceeded 1Q 2009, even with difficult comparison due to 2009 net inventory holding gains

● 2009 acquisition catalyst for better results

● Packaging segment volumes continued positive trend

● Cash flow expected to be in excess of $500 million, excluding accounting change

BROOMFIELD, Colo., April 29, 2010—Ball Corporation [NYSE:BLL] today reported first quarter net earnings of $79.3 million, or 84 cents per diluted share, on sales of $1.7 billion, compared to $69.5 million, or 73 cents per diluted share, on sales of $1.6 billion in the first quarter of 2009.
“On a comparable basis, our diluted earnings per share of 85 cents in the quarter exceeded our results of a year ago despite a challenging comparison due to the impact of significant net inventory holding gains in 2009 and unfavorable European exchange rate changes this year,” said R. David Hoover, chairman and chief executive officer. “The additional contribution of four metal beverage packaging plants acquired late last year, excellent operating performance, tax benefits realized on a foreign investment and continued disciplined management of our company contributed to better results. Our aerospace segment executed well in a challenging but improving contract award environment.”
Summary*
	First Quarter
$ in millions, except per share data	2010	2009	Change
Total net sales - Reported	$1,706.2	$1,585.6	$120.6
Net earnings (attributable to Ball) - Reported	79.3	69.5	9.8
Diluted EPS – Reported	0.84	0.73	0.11
Net earnings (attributable to Ball) - non-GAAP	80.4	72.6	7.8
Diluted EPS - non-GAAP	0.85	0.77	0.08
* Ball Corporation’s financial results for 2010 and 2009 are presented on both a reported GAAP and a non-GAAP basis. Reported results were prepared in accordance with generally accepted U.S. accounting principles (GAAP). Non-GAAP results exclude items described in more detail in the notes to the unaudited condensed financial statements that are part of this news release.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com       Page 1

Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Positive momentum in our metal can businesses continued from 2009 into 2010 and we are delivering the results we anticipated,” said John A. Hayes, president and chief operating officer for the corporation. “As we enter the seasonally strong quarters for our packaging businesses, we expect to continue to benefit from our past actions, the execution of our current initiatives and improving markets. Promotional activity by our customers is increasing and we see potential upside as the global economy strengthens.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $74.0 million in the first quarter on sales of $774.4 million, compared to $46.2 million on sales of $620.4 million in the first quarter of 2009. First quarter results were higher primarily due to the impact of the U.S. plants acquired in late 2009 and the absence of higher cost inventory in the segment that occurred a year ago.
Results in China improved due to increased demand and price/cost mix. In Brazil, the joint venture beverage can plant in Tres Rios, Brazil, that started up in late 2009 is running well. Ball announced during the quarter plans to install a second line in the facility. The line is sold out in 2011 and is on track to begin production early next year. The addition of Tres Rios, as well as improved operating and financial performance in Brazil, contributed to increased equity earnings.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, comparable segment results in the quarter were operating earnings of $35.0 million on sales of $367.5 million, compared to $30.9 million on sales of $343.8 million in 2009.
Continued focus on balancing supply and demand, improved volumes and the effects of disciplined cost management influenced results in the quarter. Overall market demand increased during the quarter, continuing the upward trend that began in the fourth quarter of 2009.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results in the quarter were operating earnings of $21.7 million on sales of $285.4 million, compared to $49.6 million in 2009 on sales of $283.6 million. Comparable segment results improved excluding the effect of significant inventory holding gains in the first quarter of 2009.
Improved volumes, disciplined commercial activities and continued operational improvement contributed to better results during the seasonally slower first quarter.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com       Page 2

Plastic Packaging, Americas

Plastic packaging, Americas, comparable segment results in the first quarter were an operating loss of $3.2 million on sales of $113.9 million, compared to operating income of $3.6 million on sales of $159.7 million in the first quarter of 2009. In addition to continued weak demand in the cold-fill PET segment, lower results were due to a qualification issue at one PET manufacturing plant and a delay in the startup of a new PET preform contract, both of which have been resolved. The segment saw stronger specialty food packaging volume and results in the quarter.

Aerospace and Technologies

Aerospace and technologies segment results were operating earnings of $13.5 million on sales of $165.0 million in the quarter, compared to $14.6 million on sales of $178.1 million in 2009. Backlog at the end of the quarter was $516.4 million.
Ball Aerospace continued to execute well and achieved milestones on existing contracts, including the successful integration in March of the Visible Infrared Imager Radiometer Suite weather instrument for the National Polar-orbiting Operational Environmental Satellite System Preparatory Project. The pace of contract awards appears to be increasing and may favorably affect second half segment performance. Earlier this month, the U.S. Navy selected Ball Aerospace for the Geosat Follow-on 2 (GFO-2), the next generation ocean altimetry mission. GFO-2 measurements will be used for global ocean and tactical battlespace characterization.

Outlook

“During the quarter, Ball successfully priced a public debt offering of $500 million due in 2020 and issued a notice to redeem $509 million in senior notes due in 2012,” said Scott C. Morrison, senior vice president and chief financial officer. “This extends our debt maturity profile and provides additional flexibility to return value to Ball’s shareholders through transactions such as the $125 million accelerated stock repurchase agreement announced in February.
“Also, as Ball Corporation referenced during its January 2010 conference call, as a result of a new accounting pronouncement our accounts receivable securitization program was placed on the balance sheet beginning in 2010,” Morrison said. “Excluding the impact of this accounting change, we continue to anticipate full-year free cash flow in excess of $500 million. While the first quarter effective tax rate was 20 percent, the full-year effective tax rate is expected to be in the range of 32 percent.”
Details regarding the public offering, note redemption and accounting pronouncements can be found in the unaudited consolidated financial statements that accompany this news release.
“Our solid first quarter results, increasing customer promotion and consumer demand for our products and an improving economy combined for a positive start to the year,” Hoover said. “We continue to expect the company’s full-year 2010 earnings to be above those of 2009.”

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com        Page 3

Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2009 sales of more than $7.3 billion. For the latest Ball news and for other company information, please visit www.ball.com.

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its regular quarterly conference call on the company’s first quarter 2010 earnings on Thursday, April 29, 2010, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-732-5617. International callers should dial 212-231-2901. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=2976701.
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 1 p.m. Eastern Time on May 6, 2010. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21463971. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com       Page 4

Condensed Financials (March 2010)

Unaudited Statements of Consolidated Earnings

	Three months ended
($ in millions, except per share amounts)	March 28, 2010	March 29, 2009

Net sales (Note 1)	$1,706.2	$1,585.6

Costs and expenses

Cost of sales (excluding depreciation and amortization)	1,420.4	1,312.5

Depreciation and amortization	71.7	66.7

Selling, general and administrative	84.7	75.2

Business consolidation and other activities (Note 2)	1.7	5.0

	1,578.5	1,459.4

Earnings before interest and taxes (Note 1)	127.7	126.2

Interest expense	(33.9)	(25.8)

Tax provision	(19.1)	(28.1)

Equity in results of affiliates	4.7	(2.7)

Net earnings	79.4	69.6

Less net earnings attributable to noncontrolling interests	(0.1)	(0.1)

Net earnings attributable to Ball Corporation	$79.3	$69.5

Earnings per share (Note 2):

Basic	$0.85	$0.74

Diluted	$0.84	$0.73

Weighted average shares outstanding (000s):

Basic	93,053	93,544

Diluted	94,438	94,673

Condensed Financials (March 2010)

Unaudited Statements of Consolidated Earnings

	Three months ended
($ in millions)	March 28, 2010	March 29, 2009

Cash Flows From Operating Activities:

Net earnings	$79.4	$69.6

Depreciation and amortization	71.7	66.7

Business consolidation and other activities (Note 2)	1.4	5.0

Income taxes	(3.8)	11.3

Increase in accounts receivable due to change in accounting for securitization program	(250.0)	–

Other changes in working capital	(182.7)	(467.8)

Other	12.0	7.4

	(272.0)	(307.8)

Cash Flows From Investing Activities:

Additions to property, plant and equipment	(37.2)	(67.8)

Cash collateral deposits, net	(2.6)	20.9

Other	(8.5)	(0.3)

	(48.3)	(47.2)

Cash Flows From Financing Activities:

Increase in short-term borrowings due to change in accounting for securitization program	50.0	–

Other changes in borrowings, net (Note 3)	583.5	285.9

Dividends	(9.2)	(9.3)

Issuances (purchases) of common stock, net	(119.7)	4.9

Other	(6.4)	2.4

	498.2	283.9

Effect of exchange rate changes on cash	2.9	(3.2)

Change in cash	180.8	(74.3)

Cash–beginning of period	210.6	127.4

Cash–end of period	$391.4	$53.1

Condensed Financials (March 2010)

Unaudited Consolidated Balance Sheets

($ in millions)	March 28, 2010	March 29, 2009

Assets

Cash and cash equivalents	$391.4	$53.1

Receivables, net	986.7	691.5

Inventories, net	1,019.4	1,083.2

Cash collateral – receivable	5.3	181.9

Current derivative contracts	78.2	205.1

Deferred taxes and other current assets	106.5	111.6

Total current assets	2,587.5	2,326.4

Property, plant and equipment, net	1,875.7	1,813.8

Goodwill	2,044.0	1,777.5

Other assets, net	528.5	506.9

Total assets	$7,035.7	$6,424.6

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$366.7	$302.3

Callable bonds (Note 3)	509.0	–

Cash collateral – liability	2.7	98.1

Payables and other accrued liabilities	1,163.0	1,297.2

Total current liabilities	2,041.4	1,697.6

Long-term debt	2,317.9	2,357.1

Other long-term liabilities	1,164.0	1,257.9

Shareholders’ equity	1,512.4	1,112.0

Total liabilities and shareholders’ equity	$7,035.7	$6,424.6

Notes to Condensed Financials (March 2010)

1. Business Segment Information

($ in millions)	Three months ended
	March 28, 2010	March 29, 2009
Sales–

Metal beverage packaging, Americas & Asia	$774.4	$620.4

Metal beverage packaging, Europe	367.5	343.8

Metal food & household packaging, Americas	285.4	283.6

Plastic packaging, Americas	113.9	159.7

Aerospace & technologies	165.0	178.1

Net sales	$1,706.2	$1,585.6

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$74.0	$46.2

Business consolidation activities (Note 2)	0.5	(5.0)

Total metal beverage packaging, Americas & Asia	74.5	41.2

Metal beverage packaging, Europe	35.0	30.9

Metal food & household packaging, Americas	21.7	49.6

Plastic packaging, Americas	(3.2)	3.6

Business consolidation activities	(2.2)	–

Total plastic packaging, Americas	(5.4)	3.6

Aerospace & technologies	13.5	14.6

Segment earnings before interest and taxes	139.3	139.9

Undistributed corporate costs	(11.6)	(13.7)

Earnings before interest and taxes	$127.7	$126.2

Notes to Condensed Financials (March 2010)

2. Business Consolidation Activities and Other Significant Nonoperating Items

In the first quarter of 2010, a net charge of $1.7 million ($1.1 million after tax) was recorded to reflect individually insignificant costs and recoveries related to previously announced plant closures.

In the first quarter of 2009, $5 million ($3.1 million after tax) of accelerated depreciation expense was recorded in connection with a prior business consolidation charge to close Ball’s Kansas City, Mo., metal beverage can plant.  The Kansas City plant was closed by the end of the first quarter of 2009.

A summary of the effects of the above transaction on after-tax earnings follows:

	Three months ended
($ in millions, except per share amounts)	March 28, 2010	March 29, 2009

Net earnings attributable to Ball Corporation, as reported	$79.3	$69.5

Business consolidation costs, net of tax	1.1	3.1

Net earnings attributable to Ball Corporation before above transactions	$80.4	$72.6

Per diluted share before above transactions	$0.85	$0.77

Ball’s management segregates the above items to evaluate the performance of the company’s operations.  The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings.  Non-U.S. GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP.

3. Bond Issuance and Redemption

On March 22, 2010, Ball issued $500 million of new 6.75 percent senior notes due in September 2020.  On that same date, the company issued a notice of redemption to call $509 million of 6.875 percent senior notes due December 2012 at a redemption price of 101.146 percent of the outstanding principal amount plus accrued interest.  The redemption of the notes due December 2012 occurred on April 21, 2010, and resulted in a charge of $7.8 million ($4.7 million after tax) for the related call premium and write off of unamortized financing costs and unamortized premiums.  This charge will be reported in the company’s second quarter consolidated financial statements as a component of interest expense.